Exhibit 21.1

YETI HOLDINGS, INC.

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction
YETI Coolers, LLC	Delaware
YETI Custom Drinkware, LLC	Delaware
YETI Australia Pty Ltd	Australia
YETI Hong Kong Limited	Hong Kong
YETI Canada Limited	Canada
Silver King Beverages Holding Company 2, LLC	Delaware
Silver King Beverages Holding Company 1, LLC	Delaware
Silver King Beverages, LLC	Delaware
YETI Outdoor Products (Shanghai) Company Limited	China
YETI (Europe) Limited	England and Wales
YETI UK Limited	England and Wales